Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and related prospectus on Form S-3 of QMed, Inc. and Subsidiaries of our reports dated January 25, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in their annual report on Form 10K for the year ended November 30, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ AMPER POLITIZNER & MATTIA

Edison, New Jersey
March 11, 2005